EXHIBIT 10.2

LOAN AGREEMENT

This Agreement dated as of December 31, 2008, is between Bank of America, N.A. (the "Bank") and MEXCO ENERGY CORPORATION, a Colorado corporation ("Mexco") and FORMAN ENERGY CORPORATION, a New York corporation (“Forman,” and together with Mexco, “Borrowers” or individually, a “Borrower”).

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Facility No. 1 Commitment") is the lesser of (i) FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), or (ii) the Borrowing Base as determined by Bank from time to time in accordance with this Agreement.

(b)	This is a revolving line of credit. Subject to the terms hereof, during the availability period, the Borrowers may repay principal amounts and reborrow them.

1.2	Availability Period.

The line of credit is available between the date of this Agreement and October 31, 2010, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

1.3	Borrowing Base.

The “Borrowing Base” is the amount of the loan value which Bank assigns, in the exercise of its sole discretion, to the collateral pledged by Borrowers to the Bank as security for Facility No. 1. The Borrowing Base is initially set at the amount of $4,900,000, but may be redetermined at least annually by Bank and at any time that it appears to the Bank, in its sole discretion, that there has been a material change in the value of the collateral securing Borrowers’ obligations to the Bank under this Agreement. In the event that the unpaid principal under this facility shall, at any time, be in excess of the Borrowing Base as a result of any Borrowing Base redetermination made by the Bank hereunder, Borrower shall, within fifteen (15) days thereafter (a) by instruments satisfactory in form and substance to the Bank, provide the Bank with additional collateral with value in an amount satisfactory to the Bank in order to increase the Borrowing Base by an amount at least equal to such excess, or (b) prepay the principal outstanding under this facility in an amount at least equal to such excess.

1.4	Repayment Terms.

(a)	The Borrowers will pay interest on January 5, 2009, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrowers will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

(c)	The Borrowers may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

1.5	Interest Rate.

(a)	The interest rate is a rate per year equal to the lesser of (i) the BBA LIBOR Daily Floating Rate, plus 2.50 percentage points, or (ii) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the "Maximum Rate").

(b)	The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London Time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one-month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

2.	FEES AND EXPENSES

2.1	Unused Commitment Fee.

Borrowers shall pay to the Bank an unused commitment fee (the “Unused Commitment Fee”) in an amount equal to one half of one percent (.50%) times the daily average of the unadvanced amount of the Facility No. 1 Commitment. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days. The Unused Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter beginning March 31, 2009, with the first payment being for the period from the date of this Agreement through March 31, 2009, and with the final fee payment due on the Facility No. 1 Expiration Date for any period then ending for which the Unused Commitment Fee shall not have been theretofore paid. In the event the Facility No. 1 Expiration Date terminates on any date prior to the end of such quarterly period, Borrowers shall pay to the Bank on the date of such termination, the total Unused Commitment Fee due for the period in which such termination occurred.

2.2	Expenses.

The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

2.3	Reimbursement Costs.

(a)	The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b)	The Borrowers agree to reimburse the Bank for the cost of periodic field examinations of the Borrowers’ books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

2.4	No Excess Fees.

Notwithstanding anything to the contrary in this Section 2, in no event shall any sum payable under this Section 2 (to the extent, if any, constituting interest under applicable laws), together with all other amounts constituting interest under applicable laws and payable in connection with the credit evidenced hereby, exceed the amount of interest computed at the Maximum Rate.

3.	COLLATERAL

3.1	Real and Personal Property.

The Borrowers’ obligations to the Bank under this Agreement will be secured by liens covering Mexco’s interest in the oil and gas real and personal property collateral described in the Deed of Trust executed by Mexco and by liens covering Mexco’s interest in all of the issued and outstanding capital stock of Forman.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1	Disbursements and Payments.

(a)	Each payment by the Borrowers will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrowers. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrowers’ statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by the Borrowers (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrowers, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrowers will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrowers becomes due (the "Due Date"), the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the "Accrued Amount"), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers’ interest on any overpayment.

4.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the Authorized Individuals.

(b)	The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

4.3	Direct Debit.

The Borrowers agree that on the Due Date the Bank will debit the Billed Amount from deposit account number 0035xxxxxxxx owned by the Borrowers, or such other of the Borrowers’ accounts with the Bank as designated in writing by the Borrowers (the "Designated Account"). The Borrowers may terminate this Direct Debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.

4.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is the lesser of (i) the Maximum Rate, or (ii) 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrowers under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1	Authorizations.

If the Borrowers or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrowers and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Governing Documents.

If required by the Bank, a copy of the Borrowers' organizational documents.

5.3	Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

5.4	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others' rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank's interest.

5.5	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

5.6	Good Standing.

Certificates of good standing for the Borrowers from their states of formation and from any other state in which the Borrowers are required to qualify to conduct their business.

5.7	Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.8	Deed of Trust.

Signed and acknowledged original deed of trust, as required by the Bank, encumbering the real property collateral.

6.	REPRESENTATIONS AND WARRANTIES

When the Borrowers sign this Agreement, and until the Bank is repaid in full, the Borrowers jointly and severally make the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1	Formation.

If a Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrowers, enforceable against the Borrowers in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4	Good Standing.

In each state in which the Borrowers do business, each is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which either Borrower is bound.

6.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrowers' (and any guarantor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of either Borrower (or any guarantor).

6.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against either Borrower which, if lost, would impair either Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.9	Permits, Franchises.

The Borrowers possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable them to conduct the businesses in which each is now engaged.

6.10	Other Obligations.

The Borrowers are not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.11	Tax Matters.

The Borrowers have no knowledge of any pending assessments or adjustments of their income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.12	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13	Insurance.

The Borrowers have obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.14	Location of Borrowers.

The place of business of the Borrowers (or, if the Borrowers have more than one place of business, their chief executive office) is located at the address listed on the signature page of this Agreement.

7.	COVENANTS

The Borrowers jointly and severally agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1	Use of Proceeds.

To use the proceeds of Facility No. 1 only for the working capital needs of Borrowers.

7.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrowers, to require the Borrowers to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within one hundred (100) days of each fiscal year end of Mexco, the annual audited financial statements of Mexco. These financial statements must be audited (with an opinion satisfactory to the Bank) by a certified public accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	Within forty-five (45) days of the period's end (excluding the last period in each fiscal year), quarterly financial statements of Mexco, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated basis.

(c)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by Mexco to or from Mexco’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d)	On or before June 1 of each calendar year an engineering report covering all of Borrowers’ material oil and gas properties dated effective as of March 31st of each such year, and at such other times as the Bank may request, an engineering report covering all of Borrowers’ material oil and gas properties dated effective not more than sixty (60) days prior to the delivery of the same to the Bank. Each such engineering report shall be prepared by an independent petroleum engineering firm acceptable to the Bank, utilizing economic pricing parameters used by the Bank as established from time to time, together with such other information, reports and data concerning the value of said oil and gas properties as the Bank shall deem necessary.

(e)	Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Mexco within thirty (30) days after the date of filing with the Securities and Exchange Commission.

(f)	Within 100 days of the end of each fiscal year, a compliance certificate of the Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and propose to take with respect thereto.

(g)	Within 45 days of the end of each fiscal quarter, a compliance certificate of the Borrowers, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and propose to take with respect thereto.

(h)	Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrowers and as to each guarantor of the Borrowers' obligations to the Bank as the Bank may request.

7.3	Tangible Net Worth.

To maintain on a consolidated basis, Tangible Net Worth equal to at least the sum of the following:

(a)	Six Million Two Hundred Fifty-Seven Thousand Dollars ($6,257,000); plus

(b)	The sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after June 30, 2008; plus

(c)	The net proceeds for from any equity securities issues after the date of this Agreement.

As used herein, “Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities. “Subordinated Liabilities” means liabilities subordinated to the Borrowers’ obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

7.4	Dividends and Distributions.

Not to declare or pay any dividends (except dividends paid in capital stock), redemptions of stock, distributions and withdrawals (as applicable) to its owners.

7.5	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrowers' most recent financial statement.

7.6	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrowers now or later own, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

7.7	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrowers’ current subsidiaries.

7.8	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.9	Loans to Officers or Affiliates.

Not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrowers' executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities.

7.10	Change of Management.

Not to make any substantial change in the present executive or management personnel of the Borrowers.

7.11	Additional Negative Covenants.

Not to, without the Bank's written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrowers' present businesses.

(d)	Liquidate or dissolve either of the Borrower’s businesses.

(e)	Sell, lease, assign or otherwise dispose of or transfer any assets, except in the normal course of business.

7.12	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any lawsuit against a Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and a Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in a Borrower's or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in a Borrower's or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if a Borrower or any Obligor has more than one place of business.

(f)	Any actual contingent liabilities of a Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable.

For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrowers are comprised of the trustees of a trust, any trustor.

7.13	Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers' properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrowers' businesses. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.14	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrowers' businesses. The Bank shall have no obligation to make any advance to the Borrowers except in compliance with all applicable laws and regulations and the Borrowers shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.15	ERISA Plans.

Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.16	Books and Records.

To maintain adequate books and records.

7.17	Audits.

To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.18	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.19	Bank as Principal Depository.

To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.20	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.	HAZARDOUS SUBSTANCES - REAL PROPERTY SECURITY

8.1	Indemnity Regarding Hazardous Substances.

The Borrowers agree to indemnify and hold the Bank harmless from and against all liabilities, claims, actions, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of the Bank's counsel) or loss directly or indirectly arising out of or resulting from any of the following:

(a)	Any hazardous substance being present at any time, whether before, during or after any construction, in or around any part of the real property collateral securing this Agreement (the "Real Property"), or in the soil, groundwater or soil vapor on or under the Real Property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources.

(b)	Any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about any of the Borrowers' property or operations or property leased to the Borrowers, whether or not the property has been taken by the Bank as collateral.

Upon demand by the Bank, the Borrowers will defend any investigation, action or proceeding alleging the presence of any hazardous substance in any such location, which affects the Real Property or which is brought or commenced against the Bank, whether alone or together with the Borrowers or any other person, all at the Borrowers' own cost and by counsel to be approved by the Bank in the exercise of its reasonable judgment. In the alternative, the Bank may elect to conduct its own defense at the expense of the Borrowers. The Borrowers' obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement, repayment of the Borrowers' obligations to the Bank under this Agreement, and foreclosure of the deed of trust or mortgage encumbering the Real Property or similar proceedings.

8.2	Representation and Warranty Regarding Hazardous Substances.

Before signing this Agreement, the Borrowers researched and inquired into the previous uses and ownership of the Real Property. Based on that due diligence, the Borrowers represent and warrant that to the best of their knowledge, no hazardous substance has been disposed of or released or otherwise exists in, on, under or onto the Real Property in violation of applicable Environmental Laws, except as the Borrower has disclosed to the Bank in writing.

8.3	Compliance Regarding Hazardous Substances.

The Borrowers have complied, and will comply and cause all occupants of the Real Property to comply, with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances (“Environmental Laws”). The Borrowers shall promptly, at the Borrowers’ sole cost and expense, take all reasonable actions with respect to any hazardous substances or other environmental condition at, on, or under the Real Property necessary to (i) comply with all applicable Environmental Laws; (ii) allow continued use, occupation or operation of the Real Property; or (iii) maintain the fair market value of the Real Property. The Borrowers acknowledge that hazardous substances may permanently and materially impair the value and use of the Real Property.

8.4	Notices Regarding Hazardous Substances.

Until full repayment of the loan, the Borrowers will promptly notify the Bank in writing if it knows, suspects or believes there may be any hazardous substance in or around the Real Property, or in the soil, groundwater or soil vapor on or under the Real Property in violation of applicable Environmental Laws, or that the Borrower or the Real Property may be subject to any threatened or pending investigation by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

8.5	Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrowers, to enter and visit the Real Property and any other locations where any personal property collateral securing this Agreement is located, for the purposes of observing the Real Property and the personal property collateral, taking and removing environmental samples, and conducting tests on any part of the Real Property. The Borrowers shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrowers’ use of the Real Property and the personal property collateral. The Bank is under no duty, however, to visit or observe the Real Property or the personal property collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrowers; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Real Property or the personal property collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrowers or any other party, the Borrowers authorize the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrowers further understand and agree that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrowers by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrowers) by the Borrowers without advice or assistance from the Bank.

8.6	Definition of Hazardous Substance.

"Hazardous substance" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrowers, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1	Failure to Pay.

The Borrowers fail to make a payment under this Agreement when due.

9.2	Other Bank Agreements.

Any default occurs under any other agreement a Borrower (or any Obligor) or any of the Borrowers' related entities or affiliates has with the Bank or any affiliate of the Bank.

9.3	Cross-default.

Any default occurs under any agreement in connection with any credit a Borrower (or any Obligor) or any of the Borrowers' related entities or affiliates has obtained from anyone else or which a Borrower (or any Obligor) or any of the Borrowers' related entities or affiliates has guaranteed.

9.4	False Information.

A Borrower or any Obligor has given the Bank materially false or misleading information or representations.

9.5	Bankruptcy.

A Borrower, any Obligor, or any general partner of a Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or a Borrower, any Obligor, or any general partner of a Borrower or of any Obligor makes a general assignment for the benefit of creditors.

9.6	Receivers.

A receiver or similar official is appointed for a substantial portion of a Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.7	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.8	Judgments.

Any judgments or arbitration awards are entered against a Borrower or any Obligor, or a Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration.

9.9	Death.

If a Borrower or any Obligor is a natural person, a Borrower or such Obligor dies or becomes legally incompetent; if a Borrower or any Obligor is a trust, a trustor dies or becomes legally incompetent; if a Borrower or any Obligor is a partnership, any general partner dies or becomes legally incompetent.

9.10	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in a Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

9.11	Government Action.

Any government authority takes action that the Bank believes materially adversely affects a Borrower's or any Obligor's financial condition or ability to repay.

9.12	Default under Related Documents.

Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

9.13	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of a Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject a Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of a Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by a Borrower or any ERISA Affiliate.

9.14	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by a Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to a Borrower or the Bank.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2	Governing Law.

This Agreement shall be governed and construed in accordance with the laws of Texas. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law. It is the intention of the parties to comply with applicable usury laws. The parties agree that the total amount of interest contracted for, charged, collected or received by the Bank under this Agreement shall not exceed the Maximum Rate. To the extent, if any, that Chapter 303 of the Texas Finance Code (the "Code") is relevant to the Bank for purposes of determining the Maximum Rate, the parties elect to determine the Maximum Rate under the Code pursuant to the “weekly ceiling” from time to time in effect, as referred to and defined in § 303.001-303.016 of the Code; subject, however, to any right the Bank subsequently may have under applicable law to change the method of determining the Maximum Rate. Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate shall be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be; (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full; (c) if at any time the interest rate chargeable under this Agreement would exceed the Maximum Rate, thereby causing the interest payable under this Agreement to be limited to the Maximum Rate, then any subsequent reductions in the interest rate(s) shall not reduce the rate of interest charged under this Agreement below the Maximum Rate until the total amount of interest accrued from and after the date of this Agreement equals the amount of interest which would have accrued if the interest rate(s) had at all times been in effect; (d) if the Bank ever charges or receives anything of value which is deemed to be interest under applicable Texas law, and if the occurrence of any event, including acceleration of maturity of obligations owing to the Bank, should cause such interest to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance under this Agreement or any other indebtedness owed to the Bank by the Borrowers, and if this Agreement and such other indebtedness are paid in full, any remaining excess shall be paid to the Borrowers; and (e) Chapter 346 of the Code shall not be applicable to this Agreement or the indebtedness outstanding hereunder.

10.3	Successors and Assigns.

This Agreement is binding on the Borrowers' and the Bank's successors and assignees. Each Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrowers (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

10.4	Dispute Resolution Provision.

This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitratable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

10.5	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6	Attorneys’ Fees.

The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against a Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

10.7	Joint and Several Liability.

(a)	Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). Each obligation, promise, covenant, representation and warranty in this Agreement shall be deemed to have been made by, and be binding upon, each Borrower, unless this Agreement expressly provides otherwise. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b)	Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c)	Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrower under this Agreement.

(d)	Each Borrower waives any defense by reason of any other Borrower’s or any other person's defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

(e)	Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(f)	Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

(g)	The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(h)	Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

(i)	Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Borrowers under this Agreement or which, but for this provision, might operate as a discharge of a Borrower.

10.8	Individual Liability.

If a Borrower is a natural person, the Bank may proceed against such Borrower's business and non-business property in enforcing this and other agreements relating to this loan. If a Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of such Borrower in enforcing this and other agreements relating to this loan.

10.9	Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of a Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)	The set-off may be made without prior notice to the Borrowers or any other party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by a Borrower or any Obligor which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of a Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

10.10	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c)	are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrowers and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.11	Indemnification.

The Borrowers will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers' obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand.

10.12	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrowers, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.13	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.14	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.15	Borrower Information; Reporting to Credit Bureaus.

The Borrowers authorize the Bank at any time to verify or check any information given by a Borrower to the Bank, check a Borrower’s credit references, verify employment, and obtain credit reports. Each Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrowers and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

10.16	Prior Agreement Superseded.

This Agreement supersedes and restates the Loan Agreement entered into as of August 6, 2001, including all amendments thereto, between the Bank and the Borrowers, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

10.17	USA PATRIOT ACT NOTICE, AFFILIATE SHARING NOTICE and AFFILIATE MARKETING NOTICE.

A.            USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for each Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of each Borrower, guarantors or other related persons.

B.            AFFILIATE SHARING NOTICE

From time to time the Bank may share information about each Borrower’s experience with Bank of America Corporation (or any successor company) and its subsidiaries and affiliated companies (the “Affiliates”), including, but not limited to, the Bank of America Companies listed in notice C. below. The Bank may also share with the Affiliates credit-related information contained in any applications, from credit reports and information it may obtain about each Borrower from outside sources.

If a Borrower is an individual, the Borrower may instruct the Bank not to share this information with the Affiliates. A Borrower can make this election by (1) calling the Bank at 1.888.341.5000, (2) visiting the Bank online at www.bankofamerica.com, selecting “Privacy & Security,” and then selecting “Set Your Privacy Preferences,” or (3) contacting the Borrower’s client manager or local banking center. To help the Bank complete the Borrower’s request, the Borrower should include the Borrower’s name, address, phone number, account numbers(s) and social security number.

If a Borrower makes this election, certain products or services may not be made available to the Borrower. This request will apply to information from applications, consumer reports and other outside sources only. Through the normal course of doing business, including servicing the Borrower’s accounts and better serving the Borrower’s financial needs, the Bank will continue to share transaction and account experience information, as well as other general information among the Affiliates.

C.            AFFILIATE MARKETING NOTICE – YOUR CHOICE TO LIMIT MARKETING

(i)            The Bank of America companies listed below are providing this notice C.

(ii)            Federal law gives you the right to limit some but not all marketing from all the Bank of America affiliated companies. Federal law also requires us to give you this notice to tell you about your choice to limit marketing from all the Bank of America affiliated companies.

(iii)            You may limit all the Bank of America affiliated companies, such as the banking, loan, credit card, insurance and securities companies, from marketing their products or services to you based upon your personal information that they receive from other Bank of America companies. This information includes your income, your account history, and your credit score.

(iv)            Your choice to limit marketing offers from all the Bank of America affiliated companies will apply for at least 5 years from when you tell us your choice. Before your choice to limit marketing expires, you will receive a renewal notice that will allow you to continue to limit marketing offers from all the Bank of America affiliated companies for at least another 5 years.

(v)            You may tell us your choice to limit marketing offers and you may tell us the choices for other customers who are joint account holders with you.

(vi)            This limitation will not apply in certain circumstances, such as when you have an account or service relationship with the Bank of America company that is marketing to you.

(vii)            For individuals with business purpose accounts, this limitation will only apply to marketing to individuals and not marketing to a business.

To limit marketing offers, contact us at 800.282.2884

Effective October 1, 2008
Bank of America Companies:

Banks and Trust Companies
Bank of America, N.A.
LaSalle Bank National Association
LaSalle Bank Midwest National Association

Credit Card
Bank of America Consumer Card Services, LLC
Bank of America
Fleet Credit Card Services, L.P.

Brokerage and Investments
BACAP Alternative Advisors, Inc.
Bank of America Capital Advisors LLC
Banc of America Investment Advisors, Inc.
Banc of America Investment Services, Inc.
Banc of America Securities LLC
LaSalle Financial Services, Inc.
U.S. Trust Hedge Fund Management, Inc.
UST Securities Corp.

Insurance and Annuities
BA Insurance Services, Inc.
Banc of America Agency of Texas, Inc.
Banc of America Insurance Services, Inc.,
   dba Banc of America Insurance Agency in New York State
General Fidelity Insurance Company
General Fidelity Life Insurance Company
LaSalle Financial Services, Inc.
Real Estate Home Focus Services, LLC Administrative Services LaSalle Healthcare Administrative Services, LLC Merchant Services BA Merchant Services, LLC LaSalle Merchant Services, LLC

10.18	Notice of Final Agreement.

THIS WRITTEN LOAN AGREEMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Agreement is executed as of the date stated at the top of the first page.

BORROWERS:		BANK:

MEXCO ENERGY CORPORATION		BANK OF AMERICA, N.A.

By:	/s/ Nicholas C. Taylor	By:	/s/ Kory Clark
	Nicholas C. Taylor	Name:	Kory Clark
	President	Title:	Senior Vice President

FORMAN ENERGY CORPORATION

By:	/s/ Nicholas C. Taylor
Nicholas C. Taylor
President

Address where notices to the Borrowers are to be sent:

214 West Texas Avenue, Suite 1101
Midland, Texas 79701
Telephone: (432) 682-1119
Facsimile: (432) 682-1123

Address where notices to the Bank are to be sent:
701 S. Taylor
Amarillo, Texas 79101
Attn: Kory Clark
Telephone: (806) 378-1743
Facsimile: (806) 374-0845